Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Mirant Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-130935) on Form S-8 of Mirant Corporation of our report dated February 28, 2008, with respect to the consolidated balance sheets of Mirant Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity (deficit), comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which report appears in the December 31, 2007, annual report on Form 10-K of Mirant Corporation.

Our report refers to the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes in 2007, Statement of Financial Accounting Standards No. 158, Employer’s Accounting for Defined Benefit and Other Post Retirement Plans and Statement of Financial Accounting Standards No. 123R, Share-Based Payment in 2006 and FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations in 2005.

/s/ KPMG LLP

Atlanta, Georgia

February 28, 2008